EXHIBIT 4.1

AS ADOPTED
MFRI, INC.
DEFERRED STOCK PURCHASE PLAN

ARTICLE I
GENERAL
1.1     PURPOSE
MFRI, Inc., a Delaware corporation ("Corporation"), hereby adopts this Deferred Stock Purchase Plan ("Plan"). The purpose of the Plan is to foster and promote the long-term financial success of the Corporation by attracting and retaining qualified key employees and non-employee directors by enabling them to participate in the Corporation's growth through purchase of deferred awards to acquire Common Stock. Such awards may be referred to herein as "Awards."
1.2     PARTICIPATION
The members of the Board of Directors of the Corporation ("Board") who, at the time an Award is made, are not employees of the Corporation ("Directors") and the Tier I and Tier II executive officers of the Corporation, as defined in the Compensation Committee Charter of the Corporation, including such executive officers who are members of the Board ("Key Employees") are eligible to receive Awards under the Plan. Together, the Directors and the Key Employees may be referred to herein as the "Grantees".
1.3     SHARES SUBJECT TO PLAN AWARDS
Shares of stock subject to Awards under the Plan may be in whole or in part authorized and unissued or treasury shares of the Corporation's common stock, $0.01 par value per share, or such other shares as may be substituted pursuant to Section 3.4 ("Common Stock"). The maximum number of shares of Common Stock which may be issued or delivered to Grantees under the Plan shall not exceed 200,000 (the shares referenced in Section 1.3 shall be subject to adjustment pursuant to Section 3.4). From time to time, the number of shares subject to Awards issued and outstanding under the Plan shall be reserved for issuance under the Plan. Shares issued or delivered pursuant to Section 3.3 shall not be subject to or count toward the maximum number of shares issued or delivered pursuant to the Plan.
1.4     GENDER AND NUMBER
Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE II
DEFERRED STOCK PURCHASES
2.1    DEFERRED STOCK PURCHASED BY DIRECTORS
Each Director may elect to receive, in lieu of some or all of his or her annual retainer payable quarterly in arrears, commencing with such retainer payable for the first fiscal quarter beginning after the Effective Date (as defined in Section 3.15 hereof) of the Plan, an Award consisting of that number of shares of Common Stock equal to (i) the dollar amount of the installment of such Director's annual retainer payable for such fiscal quarter divided by (ii) the Fair Market Value (as defined in Section 3.7 hereof) per share of

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the Common Stock on the date such Award is granted, rounded to the next lowest whole share. Such election must be made by written notice delivered to the Secretary of the Corporation no later than (i) thirty (30) days following the date such Director is first elected to the Board, or (ii) for each year thereafter, the last business day prior to the start of the fiscal year in which such cash retainer is payable. Notwithstanding the foregoing, no election shall be effective with respect to that portion of a Director's retainer payable with respect to services performed before the election becomes effective. Any such election shall be irrevocable for the ensuing fiscal year. Each Award pursuant to this Section 2.1 shall be fully vested upon the grant of the Award. The Director shall be entitled to receive the shares of Common Stock subject to an Award pursuant to this Section 2.1 upon such Director's separation from service as a member of the Board, as determined under Section 409A ("Section 409A") of the Code (as defined in Section 3.6 hereof) and the regulations or other guidance issued thereunder.
2.2    DEFERRED STOCK AWARDS TO KEY EMPLOYEES
Each Key Employee may elect to receive, in lieu of a portion of his or her annual incentive compensation (if any), not to exceed 50% of such bonus payable for a given year, an Award equal to (i) the dollar amount of the Key Employee's bonus elected to be deferred, payable on such date, divided by (ii) the Fair Market Value per share of the Common Stock on the date such Award is granted, rounded to the next lowest whole share. Such election must be made by written notice delivered to the Secretary of the Corporation no later than (i) thirty (30) days following the date such person first becomes a Key Employee, or (ii) for each fiscal year thereafter, the last business day prior to the start of each fiscal year of the Corporation in which the employee performs the services for which he or she is paid such incentive compensation; provided, however, that the first year for which such election and deferral may be made hereunder shall be with respect to the incentive compensation (if any) to be payable with respect to services performed and measured for the fiscal year commencing on February 1, 2013. Any such election shall be irrevocable for the ensuing fiscal year. Notwithstanding the foregoing, no election shall be effective with respect to that portion of a Key Employee's incentive compensation payable with respect to services performed before the election becomes effective. Each such Award pursuant to this Section 2.2 shall be fully vested upon grant of the Award. Subject to Section 2.3, a Key Employee shall be entitled to receive the shares of Common Stock subject to an Award upon the first business day of the fiscal year following the fiscal year of such Key Employee's separation of service, as determined under Section 409A and the regulations or other guidance issued thereunder.
2.3    PAYMENTS TO SPECIFIED EMPLOYEES
Notwithstanding the foregoing, if a Grantee is identified as a "specified employee" under Section 409A, as determined by the Corporation using an identification method and a specified employee identification date described in the regulations or other guidance issued under Section 409A, then, to the extent that a payment is required to be delayed for six months in order to comply with Section 409A, as determined by the Corporation, such payment amount shall be paid as soon as administratively practicable after the end of the six month period starting on the date of the Grantee's "separation from service" under Section 409A.
ARTICLE III
MISCELLANEOUS PROVISIONS
3.1    FRACTIONAL SHARES
If fractional shares would result from the grant of an Award pursuant to Article II or any dividend equivalents pursuant to Section 3.3, the number of shares of Common Stock subject to such Award shall

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be reduced to the next lowest whole share to eliminate any fractional share. No cash shall be paid with respect to any fractional share.
3.2    NON-TRANSFERABILITY
All Awards shall be received only by the Grantee during the Grantee's lifetime. The Grantee's right to receive shares under an Award may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (except by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.
3.3    DIVIDEND EQUIVALENTS
The number of shares subject to each Award shall be increased by the award of additional shares of Common Stock if any dividend is paid with respect to the Common Stock, subject to any Award previously granted under the Plan. The number of additional shares of Common Stock granted pursuant to this Section 3.3 shall be determined by multiplying: (a) the number of shares of Common Stock subject to each Award held by the Grantee on the dividend declaration date; by (b) the dividend paid per share by the Corporation on Common Stock; and dividing the result by (c) the Fair Market Value of a single share of Common Stock on the dividend payment date. Additional shares of Common Stock granted pursuant to this Section 3.3 with respect to shares covered by an Award that are vested shall themselves be fully vested upon the date of grant. Additional shares of Common Stock granted pursuant to this Section 3.3 with respect to shares covered by an Award that have not yet vested shall vest in equal installments on the dates the shares covered by such Award shall vest.
3.4    ADJUSTMENT UPON CERTAIN CHANGES
In the event of a reorganization, recapitalization, stock split or reverse stock split, combination of shares, merger, spin-off, split-up, share exchange, consolidation, rights offering or other similar change in the capital structure or shares of the Corporation, or an unusual or nonrecurring event affecting the Corporation or its financial statements or resulting from changes in applicable laws, regulations or accounting principles, adjustments in the number and kind of shares subject to Awards under this Plan as well as the treatment of fractional shares that arise as a result of such adjustments shall be made if, and in the same manner as, such adjustments are made to equity awards issued under the Corporation's 2004 Stock Incentive Plan or any replacement or successor equity plan, subject to any required action by the Board or the stockholders of the Corporation and compliance with applicable securities laws.

In the event of any transaction resulting in a Change in Control (as defined in this Section 3.4) of the Corporation, the Corporation, in its sole discretion, may elect to change the form of payment in order to make payments with respect to outstanding Awards in cash having an equivalent value in lieu of Common Stock. For the purposes of payments made with respect to this Section 3.4, outstanding Awards shall be valued at Fair Market Value determined as of the date of the consummation of the transaction resulting in the Change in Control. For purposes of this Section 3.4, a "Change in Control" shall be deemed to have occurred if (i) any "Person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of the total combined voting power of all classes of capital stock of the Corporation entitled to vote for the election of Directors; or (ii) the Board shall approve a sale of all or substantially all of the assets of the Corporation, in one

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transaction or a series of related transactions, or (iii) the Board shall approve any merger, consolidation or other reorganization of the Corporation in which the stockholders of the Corporation immediately prior to such transaction own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the Effective Date) pursuant to the Exchange Act.
3.5    TAXES AND TAX WITHHOLDING
The Corporation shall have the power to withhold, or require a Grantee to remit to the Corporation, an amount sufficient to satisfy any withholding or other tax due from the Corporation with respect to any Award under the Plan, and the Corporation may defer such payment or issuance unless indemnified to its satisfaction. In no event shall the Corporation be liable for the payment of any taxes with respect to any Award under the Plan.
3.6    AMENDMENT, SUSPENSION AND TERMINATION OF PLAN
The Board may suspend or terminate the Plan or any portion thereof at any time and may amend the Plan from time to time in such respects as the Board may deem advisable (i) in order that any Awards thereunder shall conform to or otherwise reflect any change in applicable laws or regulations; (ii) to permit the Corporation or the Grantees to enjoy the benefits of any change in applicable laws or regulations; or (iii) in any other respect the Board may deem to be in the best interests of the Company. No such amendment, suspension or termination shall (a) impair the rights of Grantees under any outstanding Award without the consent of the Grantees affected thereby or (b) make any change that would disqualify the Plan, or any other plan of the Corporation intended to be so qualified, from the exemption provided by Rule 16b-3, promulgated pursuant to the Exchange Act ("Rule 16b-3"). No provision of the Plan which states the amount and price of securities to be awarded, specifies the timing of awards or sets forth the formula that determines the amount, price and timing of awards may be amended more than once every six months, except to comport with changes in the Internal Revenue Code of 1986, as amended ("Code").

3.7    DEFINITION OF FAIR MARKET VALUE

The term "Fair Market Value" as it relates to Common Stock on any given date means (a) the consolidated closing bid price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"); or (b) if the Common Stock is not listed on NASDAQ, the average of the high and low sales price as reported by such other domestic stock exchange on which the Common Stock is then listed (or, if not so reported, by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales on such date, the average of the closing bid and asked prices as so reported; or (c) if the Common Stock is listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (a) or (b) above using the reported sale prices or quotations on the last previous date on which so reported; or (d) if none of the foregoing clauses apply, the fair value as determined in good faith by the Board in accordance with the provisions of Section 409A.

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3.8     PLAN NOT EXCLUSIVE
The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for Grantees.

3.9    AWARD AGREEMENT

The Board in its sole discretion may adopt an award agreement ("Award Agreement") to evidence one or more Awards under this Plan, which shall contain the terms relating to any Award, including such other terms as the Board may approve, in its sole discretion, which are not inconsistent with the terms of this Plan.

3.10    LISTING, REGISTRATION AND LEGAL COMPLIANCE

Each Award shall be subject to the requirement that if at any time counsel to the Corporation shall determine that the listing, registration or qualification thereof, or of any shares of Common Stock or other property subject thereto, upon any securities exchange or under any foreign, federal or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with, or otherwise with respect to, any such law or regulation, is necessary or desirable as a condition to or in connection with the award of such Award or the issue, delivery or purchase of shares of Common Stock or other property thereunder, no such Award may be exercised or paid in Common Stock or other property unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained free of any conditions not acceptable to the Corporation, and the holder of the Award will supply the Corporation with such certificates, representations and information as the Corporation shall request and shall otherwise cooperate with the Corporation in effecting or obtaining such listing, registration, qualification, consent, approval or other action. The Corporation may at any time impose any limitations upon the exercise, delivery or payment of any Award which, in the opinion of the Board, are necessary or desirable in order to cause the Plan or any other plan of the Corporation to comply with Rule 16b-3.

3.11    NO RIGHTS AS STOCKHOLDER

Notwithstanding anything else to the contrary contained herein, nothing in the Plan shall be deemed to give any Grantee any rights as a stockholder of the Corporation until shares of Common Stock subject to an Award have been issued or delivered to the Grantee pursuant to Article II hereof.

3.12    RIGHTS OF DIRECTORS AND EMPLOYEES

Nothing in the Plan shall confer upon any Grantee any right to serve as a Director or officer of the Corporation or to be employed by the Corporation or any of its subsidiaries for any period of time or to continue his present or any other rate of compensation, or to receive a bonus.

3.13    REQUIREMENTS OF LAW; GOVERNING LAW

The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware. The provisions of this Plan shall be interpreted

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so as to comply with the conditions or requirements of Rule 16b-3, unless a contrary interpretation of any such provision is otherwise required by applicable law.

3.14    COMPLIANCE WITH CODE SECTION 409A

Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A, except as otherwise determined in the sole discretion of the Board. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Board. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

3.15    EFFECTIVE DATE

This Plan shall be effective December 5, 2012 ("Effective Date").

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